                                                                      EXHIBIT 99




                     LOCAL FINANCIAL CORPORATION ANNOUNCES

                              3RD QUARTER EARNINGS


Oklahoma City, Oklahoma, October 21, 1998. Local Financial Corporation, holding company for Local Federal Bank and Local America Bank, reported net income for the 3rd calendar quarter ended September 30, 1998 was $4.7 million or $0.23 basic earnings per share (based on 20.5 million average shares) bringing year-to-date earnings to $13.5 million or $0.66 basic earnings per share compared to a net loss per share of ($5.00) and ($6.18) for the same periods one year ago. It should be noted that last year's third quarter loss included the effects of restructuring the balance sheet in connection with Local's acquisition by the Townsend Investment Group.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                    For Three Months Ended            For Nine Months Ended
                                         September 30                      September 30
                                ---------------------------       ---------------------------
                                   1998             1997             1998             1997
                                ----------       ----------       ----------       ----------
                                                           (in 000's)
Interest Income                 $   36,386       $   47,453       $  106,902       $  151,017
Interest Expense                    22,351           35,181           68,578          112,380
                                ----------       ----------       ----------       ----------

    NET INTEREST INCOME         $   14,035       $   12,272       $   38,324       $   38,637

Provision for Loan Losses             (500)         (25,353)            (950)         (44,047)

Gain/(Loss) on Asset Sales             176         (125,485)             535         (151,644)

Other Operating Income               3,376            2,888            9,624            9,738
Other Operating Expense              9,689           13,568           26,603           33,452
                                ----------       ----------       ----------       ----------

    INCOME BEFORE TAXES         $    7,398         (149,246)      $   20,930         (180,768)
Tax Provision (Benefit)              2,673          (50,795)           7,431          (59,082)

    NET INCOME                  $    4,725       $  (98,451)      $   13,499       $ (121,686)
                                ==========       ==========       ==========       ==========

Basic Earnings per Share        $     0.23            (5.00)      $     0.66            (6.18)

Diluted Earnings per Share      $     0.23            (5.00)      $     0.66            (6.18)

The Company also announced the successful completion of its acquisition of BankSouth Corporation, the Lawton, Oklahoma bank holding company for Citizens Bank. BankSouth had assets, liabilities and stockholders' equity of $177.5 million, $167.8 million and $9.7 million, respectively, as of September 30, 1998 and was accounted for as a purchase in Local's balance sheet at that date. The acquisition will increase total statewide deposits for Local Financial Corporation to $1.7 billion and makes it the largest depository institution in the Lawton market. Chairman and CEO Edward A. Townsend states "we are extremely pleased to make this announcement only about a year after the change to in-state control of Local. We believe this acquisition will be accretive to future earnings and further our goal to better serve our customers statewide." He further stated that "former Citizens Bank customers will see an increase in the level of products and services available to them from an Oklahoma-based, Oklahoma-focused financial institution."

                             -End of Press Release-

For any questions please contact Richard L. Park, (405) 841-2298.

         To the extent that statements in this report relate to the plans, objectives or future performance of Local Financial Corporation, these statements are considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Actual events and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Local Financial's business and prospects is contained in its periodic filings with the Securities and Exchange Commission.